Exhibit 4.9

FIRST AMENDMENT TO RESTRICTED STOCK PURCHASE AGREEMENT

This First Amendment to Restricted Stock Purchase Agreement (this “Amendment”) is made as of October 26, 2011 (the “Amendment Effective Date”), between Coinstar, Inc., a Delaware corporation (the “Company”), and Paramount Home Entertainment Inc., a Delaware corporation (“Paramount”) and amends that certain Restricted Stock Purchase Agreement dated June 15, 2010 by and between Company and Paramount (the “RSPA”). All capitalized terms that are not defined in this Amendment shall have the meanings assigned to them in the RSPA.

1. Effective as of the Amendment Effective Date, the first sentence of Paragraph 6 of the RSPA shall be deleted and replaced in its entirety with the following:

“In the event of (a) termination of the License Agreement pursuant to Section 3.B. of the License Agreement or (b) so long as there has been no acceleration of vesting pursuant to Section 2.2 of this Agreement, immediately following termination of the License Agreement for any other reason, then no further vesting of Unvested Shares shall take place, all remaining Unvested Shares shall be immediately forfeited by Paramount (or any applicable transferee) as of the date of termination of the License Agreement without payment of any consideration therefor, and Paramount (or any applicable transferee) shall have no further rights with respect to such Unvested Shares.”

2. Except as expressly modified or amended in this Amendment, all of the terms, covenants, provisions, agreements and conditions of the RSPA are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect. This Amendment may be amended only by a written agreement executed by each of the parties hereto. This Amendment shall not be binding on Paramount and/or Company until accepted by Paramount and Company and executed by a duly authorized officer of each of them. This Amendment may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment dated as of the date first set forth above.

COINSTAR, INC.

By:	/s/ Paul D. Davis
Name: Paul D. Davis
Title: Chief Executive Officer

PARAMOUNT HOME ENTERTAINMENT INC.

By:	/s/ Marguerite A. Pacacha
Name: Marguerite A. Pacacha
Title: Authorized Signatory